Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
January 24, 2012	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Record Revenue Growth in 4Q, Fueled by

Strong Demand for Wireless, FiOS and Strategic Services

Verizon Generates Strong Cash Flows, 18.2 Percent Shareholder Returns in 2011;

4Q Earnings Impacted by Non-Cash Pension Items

4Q 2011 HIGHLIGHTS

Consolidated

•	7.7 percent year-over-year quarterly revenue growth in 4Q, a company record.

•	A loss of 71 cents in diluted earnings per share (EPS), impacted by non-cash pension items, compared with earnings of 93 cents per share in 4Q 2010.

•	52 cents per share in adjusted EPS (non-GAAP), which excludes $1.23 per share in non-operational items, compared with 54 cents in adjusted EPS in 4Q 2010.

Wireless

•

$18.3 billion in total 4Q revenues, up 13.0 percent year over year; data revenues of $6.3 billion, up 19.2 percent, representing 41.6 percent of service revenues; $15.1 billion in service revenues, up 6.4 percent.

•

1.5 million retail net additions (excluding acquisitions and adjustments), largest increase in three years, includes 1.2 million retail postpaid net customer additions; 108.7 million total connections, includes 92.2 million retail customers.

•	2.6 percent growth in retail service ARPU over 4Q 2010; retail postpaid data ARPU up 14.3 percent.

Verizon News Release, page 2

•	23.7 percent operating income margin; 42.2 percent Segment EBITDA margin on service revenues (non-GAAP).

Wireline

•	201,000 FiOS Internet and 194,000 FiOS Video net additions, with increased sales penetration for both products; net increase of 98,000 broadband connections from 3Q 2011.

•	8.5 percent year-over-year increase in consumer ARPU; FiOS ARPU was more than $148 per month.

•	14.7 percent increase in strategic services revenues, representing 51 percent of global enterprise revenues.

•	3.0 percent operating income margin; 23.8 percent Segment EBITDA margin (non-GAAP), compared with 23.5 percent in 4Q 2010 and 21.4 percent in 3Q 2011.

NEW YORK – Verizon Communications Inc. (NYSE, Nasdaq: VZ) posted the highest year-over-year quarterly revenue growth in the company’s 11-year history in fourth-quarter 2011, fueled by continued strong demand for Verizon Wireless services and handsets, FiOS fiber-optic services, and strategic business products and services.

‘Great Momentum for 2012’

“Verizon finished 2011 very strong, both in terms of revenue growth and by delivering an 18.2 percent total return to our shareholders for the full year, and the company has great momentum for 2012,” said Lowell McAdam, Verizon chairman, president and chief executive officer. “Verizon Wireless produced particularly strong growth in the fourth quarter. While that diluted wireless margins in the short term, it is good news for revenue and margin growth over the long term, particularly given our leadership in the rapidly developing 4G LTE ecosystem.”

McAdam added: “Wireline margins recovered from third-quarter pressures, and we expect wireline margin expansion in 2012. With recent strategic moves and our investments in FiOS, LTE, and global IP and cloud-based strategic services, Verizon has set the stage for accelerated growth across our business units, and we look to continue to build significant value for shareholders in 2012.”

Verizon News Release, page 3

Verizon’s total shareholder return is a combination of stock-price appreciation and dividend payments. Regarding recent strategic moves, Verizon last month strengthened its ability to provide fully integrated solutions by creating Verizon Enterprise Solutions, a sales and marketing organization, to harness all of Verizon’s solutions for business and government customers globally. In addition, Verizon Wireless announced agreements to purchase AWS (Advanced Wireless Spectrum) licenses, an important step toward meeting customers’ needs for wireless data and broadband services.

4Q and Full-Year Earnings Results

Due primarily to the impact of previously announced non-cash pension items, Verizon reported a loss of 71 cents in EPS in fourth-quarter 2011, compared with earnings of 93 cents per share in fourth-quarter 2010.

Adjusted fourth-quarter 2011 earnings (non-GAAP) of 52 cents per share exclude $1.20 per share, or $3.4 billion after-tax, due to the actuarial valuation of Verizon’s benefit plans, and 3 cents per share for the early extinguishment of debt. This annual valuation adjustment, resulting from changes in actuarial assumptions, is in accordance with a Verizon accounting policy adopted last year. Comparable adjusted fourth-quarter 2010 earnings were 54 cents per share, excluding the impact of non-operational items, the largest of which was a gain from benefit-plan valuation of 44 cents per share.

On an annual basis, Verizon reported 85 cents in 2011 EPS, compared with 90 cents per share in 2010. Adjusted annual EPS (non-GAAP) was $2.15 in 2011, compared with $2.08 on a comparable basis (non-GAAP, excluding results from divested businesses) in 2010.

Verizon News Release, page 4

Consolidated Revenue Growth, Strong Cash Flows

In fourth-quarter 2011, Verizon’s total operating revenues were $28.4 billion on a consolidated basis, an increase of 7.7 percent compared with fourth-quarter 2010. For full-year 2011, revenues totaled $110.9 billion, a 4.0 percent increase compared with 2010, when results included revenues from operations that have since been divested. On a comparable basis (non-GAAP), Verizon’s 2011 full-year revenues increased 6.2 percent compared with 2010.

Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $29.4 billion in 2011. On an adjusted basis (non-GAAP), EBITDA increased by more than $950 million in 2011 compared with 2010.

Cash flow from operating activities totaled $29.8 billion in 2011, and capital expenditures totaled $16.2 billion. Free cash flow (non-GAAP, cash flow from operations less capex) was more than $13.5 billion in 2011. From this total, Verizon returned $5.6 billion in quarterly dividends to shareholders in 2011, as the company’s Board of Directors approved a fifth consecutive year of dividend increases.

Verizon Wireless Delivers Strong Customer and Revenue Growth

In fourth-quarter 2011, Verizon Wireless delivered the highest number of retail net additions in three years and strong growth in revenues, driven by increased smartphone penetration and increased retail postpaid ARPU (average monthly service revenue per user).

Wireless Financial Highlights

•

Total revenues were $18.3 billion in fourth-quarter 2011, up 13.0 percent year over year. Data revenues were $6.3 billion, up more than $1.0 billion or 19.2 percent year over year, and represented 41.6 percent of all service revenues. Service revenues were $15.1 billion, up 6.4 percent year over year. For full-year 2011, total revenues were $70.2 billion, up 10.6 percent over full-year 2010, and service revenues were $59.2 billion in 2011, up 6.3 percent year over year.

Verizon News Release, page 5

•

Retail service ARPU grew 2.6 percent over fourth-quarter 2010, to $53.14. Retail postpaid ARPU grew 2.5 percent, to $54.80. Retail postpaid data ARPU increased to $22.76, up 14.3 percent year over year.

•

In fourth-quarter 2011, wireless operating income margin was 23.7 percent, and wireless generated $6.4 billion of EBITDA. Segment EBITDA margin on service revenues (non-GAAP) was 42.2 percent, down 530 basis points from fourth-quarter 2010. For full-year 2011, operating income margin was 26.4 percent, down 310 basis points from full-year 2010; Segment EBITDA margin was 44.8 percent, down 210 basis points.

Wireless Operational Highlights

•

Verizon Wireless added 1.0 million total net connections in fourth-quarter 2011. The company added 1.5 million retail customers, including 1.2 million retail postpaid customers. While the wholesale channel grew during the fourth quarter, a loss of telematics customers resulted in a net decrease of 490,000 wholesale and other connections in the quarter. These totals exclude acquisitions and adjustments.

•

At year-end 2011, the company had 108.7 million total connections, a 6.3 percent increase year over year, consisting of 92.2 million retail connections and 16.5 million wholesale and other connections.

•	At year-end 2011, smartphones accounted for 44 percent of the Verizon Wireless retail postpaid customer phone base, up from 39 percent at the end of third-quarter 2011.

•	Retail postpaid churn was 0.94 percent in fourth-quarter 2011, an improvement of 7 basis points year over year. Total retail churn was 1.23 percent, an improvement of 14 basis points year over year.

•

Verizon Wireless continued to roll out its 4G LTE mobile broadband network, the largest 4G LTE network in the U.S. As of Monday (Jan. 23), Verizon Wireless 4G LTE service was available to more than 200 million people in 195 markets across the U.S.

•

Verizon Wireless introduced six new 4G LTE devices in fourth-quarter 2011: the Droid Razr by Motorola; the Samsung Stratosphere; the HTC Rezound; the Galaxy Nexus by Samsung; and Droid Xyboard tablets in 10.1-inch and 8-inch form factors. Earlier this month, the company announced that six additional 4G LTE devices would be available in the coming weeks, including two mobile hotspots, now called Jetpacks, from ZTE and Novatel; three smartphones – the Droid 4 and Droid Razr Maxx from Motorola, and the Spectrum from LG, which launched last week; and the Samsung Galaxy Tab 7.7.

•

In December, Verizon Wireless announced agreements to purchase AWS licenses from SpectrumCo – a joint venture of Comcast, Time Warner and Bright House Networks – and from Cox TMI Wireless. The spectrum licenses under the two agreements cover 93 percent of the U.S. population, and the purchases are subject to regulatory approval.

Verizon News Release, page 6

•

Verizon Wireless’ 4G LTE network was ranked No. 1 on PC World’s 100 Best Products of 2011 list. In October, RootMetrics ranked Verizon Wireless tops for network performance in Boston and 21 other cities nationwide; in November, Verizon Wireless won the RootMetrics RootScore award for data performance in 36 markets.

FiOS, Strategic Services Contribute to Revenue Growth

In fourth-quarter 2011, revenues and customers continued to increase for FiOS services, and sales of strategic services to business customers remained strong. Segment EBITDA margins (non-GAAP) also increased both sequentially and year over year.

Wireline Financial Highlights

•	Fourth-quarter 2011 operating revenues were $10.1 billion, a decline of 1.5 percent compared with fourth-quarter 2010. Consumer revenues grew 1.3 percent compared with fourth-quarter 2010.

•

In fourth-quarter 2011, wireline operating income was $300 million, up 18.6 percent from fourth-quarter 2010. Segment EBITDA (non-GAAP) was $2.4 billion in fourth-quarter 2011, flat compared with fourth-quarter 2010 and an increase of $243 million from third-quarter 2011, when the Segment EBITDA was impacted by storm-related repair costs and a two-week strike. Operating income margin was 3.0 percent in fourth-quarter 2011. Segment EBITDA margin (non-GAAP) was 23.8 percent, compared with 23.5 percent in fourth-quarter 2010 and 21.4 percent in third-quarter 2011.

•

Consumer ARPU for wireline services was $96.43 in fourth-quarter 2011, up 8.5 percent compared with fourth-quarter 2010. ARPU for FiOS customers totaled more than $148 in fourth-quarter 2011, rising approximately $2 year over year. FiOS services to consumer retail customers represented 61 percent of consumer wireline revenues in fourth-quarter 2011.

•

Global enterprise revenues totaled $3.9 billion in the quarter, up 1.3 percent compared with fourth-quarter 2010. Sales of strategic services – including Terremark cloud services, security and IT solutions, and strategic networking – increased 14.7 percent compared with fourth-quarter 2010 and represented 51 percent of global enterprise revenues in fourth-quarter 2011.

Wireline Operational Highlights

•

Verizon added 201,000 net new FiOS Internet connections and 194,000 net new FiOS Video connections in fourth-quarter 2011. Verizon had a total of 4.8 million FiOS Internet and 4.2 million FiOS Video connections at year-end.

Verizon News Release, page 7

•

FiOS penetration (subscribers as a percentage of potential subscribers) continued to increase. FiOS Internet penetration was 35.5 percent at year-end 2011, compared with 31.9 percent at year-end 2010. In the same periods, FiOS Video penetration was 31.5 percent, compared with 28.0 percent, respectively. The FiOS network passed 16.5 million premises at year-end 2011, up more than 900,000 from year-end 2010.

•

Broadband connections totaled 8.7 million at year-end 2011, a 3.3 percent year-over-year increase. FiOS Internet connections more than offset a decrease in DSL-based HSI connections, resulting in a net increase of 98,000 broadband connections from third-quarter 2011. Total voice connections, which measures FiOS Digital Voice connections in addition to traditional switched access lines, declined 7.2 percent to 24.1 million – the smallest year-over-year decline since first-quarter 2006.

•

Verizon continued to enhance its global portfolio of secure IT and advanced communications platforms and industry-focused solutions. In fourth-quarter 2011, this included an expansion of the company’s Voice-over-IP service within the Asia-Pacific region and the rollout of an automated healthcare fraud-detection platform for private health insurers and government agencies.

•

Multinational corporations, leading businesses and government agencies – including Accenture plc; Chrysler Group LLC; the Commonwealth of Pennsylvania; GXS Inc.; MagnaCare Holdings Inc.; Tyson Foods Inc.; Consolidated Edison Company of New York Inc.; and Orange and Rockland Utilities Inc., a Con Edison subsidiary – completed new agreements or expanded their relationships with Verizon for a range of advanced communications and information technology solutions. Verizon also announced that it had been named a prime contractor under the U.S. General Services Administration’s CONNECTIONS II contract to provide professional and managed services and custom networking solutions at federal facilities.

•

Verizon continued to broaden the scope and capabilities of its network infrastructure. In fourth-quarter 2011, the company completed deployment of its next-generation 100 gigabit-per-second network route between New York City and Chicago and kicked off seven additional routes in the U.S.; expanded the Ethernet footprint to an additional 80 nodes supporting 23 areas in the Eastern part of the U.S.; expanded the global Private IP network into six additional countries in Africa and two more countries in the Middle East; and activated the first phase of the Europe India Gateway (EIG) submarine cable connecting Europe to the Middle East and Africa with 40G high-speed connections.

NOTE: Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the divestiture of overlapping wireless properties in 105 operating markets in 24 states during the first half of 2010; the wireless deferred revenue adjustment that was disclosed in Verizon’s Form 10-Q for the period ended June 30, 2010; the spinoff to Frontier of local exchange and related landline assets in 14 states, effective on July 1, 2010; and other non-operational items. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon News Release, page 8

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with nearly 109 million total connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries, including all of the Fortune 500. A Dow 30 company with $111 billion in 2011 revenues, Verizon employs a diverse workforce of nearly 194,000. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by email, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; competition in our markets; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; material changes in available technology; any disruption of our key suppliers’ provisioning of products or services; significant increases in benefit plan costs or lower investment returns on plan assets; breaches of network or information technology security, natural disasters or terrorist attacks, or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any increase in restrictions on our ability to operate our networks; the timing, scope and financial impact of our deployment of broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/11	3 Mos. Ended 12/31/10	% Change	12 Mos. Ended 12/31/11	12 Mos. Ended 12/31/10	% Change

Operating Revenues	$28,436	$26,395	7.7	$110,875	$106,565	4.0

Operating Expenses
Cost of services and sales	12,090	10,610	13.9	45,875	44,149	3.9
Selling, general & administrative expense	13,278	5,291	*	35,624	31,366	13.6
Depreciation and amortization expense	4,180	4,083	2.4	16,496	16,405	0.6

Total Operating Expenses	29,548	19,984	47.9	97,995	91,920	6.6

Operating Income (Loss)	(1,112)	6,411	*	12,880	14,645	(12.1)
Equity in earnings of unconsolidated businesses	97	113	(14.2)	444	508	(12.6)
Other income and (expense), net	(84)	43	*	(14)	54	*
Interest expense	(703)	(567)	24.0	(2,827)	(2,523)	12.0

Income (Loss) Before (Provision) Benefit for Income Taxes	(1,802)	6,000	*	10,483	12,684	(17.4)
(Provision) benefit for income taxes	1,590	(1,352)	*	(285)	(2,467)	(88.4)

Net Income (Loss)	$(212)	$4,648	*	$10,198	$10,217	(0.2)

Net income attributable to noncontrolling interest	$1,811	$2,009	(9.9)	$7,794	$7,668	1.6
Net income (loss) attributable to Verizon	(2,023)	2,639	*	2,404	2,549	(5.7)

Net Income (Loss)	$(212)	$4,648	*	$10,198	$10,217	(0.2)

Basic Earnings (Loss) per Common Share
Net income (loss) attributable to Verizon	$(.71)	$.93	*	$.85	$.90	(5.6)

Weighted average number of common shares (in millions)	2,835	2,829		2,833	2,830

Diluted Earnings (Loss) per Common Share (1)
Net income (loss) attributable to Verizon	$(.71)	$.93	*	$.85	$.90	(5.6)

Weighted average number of common shares-assuming dilution (in millions)	2,835	2,831		2,839	2,833

Footnotes:

(1)	If there is a net loss, diluted EPS is the same as basic EPS. Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	12/31/11	12/31/10	$ Change

Assets
Current assets
Cash and cash equivalents	$ 13,362	$ 6,668	$ 6,694
Short-term investments	592	545	47
Accounts receivable, net	11,776	11,781	(5)
Inventories	940	1,131	(191)
Prepaid expenses and other	4,269	2,223	2,046

Total current assets	30,939	22,348	8,591

Plant, property and equipment	215,626	211,655	3,971
Less accumulated depreciation	127,192	123,944	3,248

	88,434	87,711	723

Investments in unconsolidated businesses	3,448	3,497	(49)
Wireless licenses	73,250	72,996	254
Goodwill	23,357	21,988	1,369
Other intangible assets, net	5,878	5,830	48
Other assets	5,155	5,635	(480)

Total Assets	$ 230,461	$ 220,005	$ 10,456

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 4,849	$ 7,542	$ (2,693)
Accounts payable and accrued liabilities	14,689	15,702	(1,013)
Other	11,223	7,353	3,870

Total current liabilities	30,761	30,597	164

Long-term debt	50,303	45,252	5,051
Employee benefit obligations	32,957	28,164	4,793
Deferred income taxes	25,060	22,818	2,242
Other liabilities	5,472	6,262	(790)

Equity
Common stock	297	297	—
Contributed capital	37,919	37,922	(3)
Reinvested earnings	1,179	4,368	(3,189)
Accumulated other comprehensive income	1,269	1,049	220
Common stock in treasury, at cost	(5,002)	(5,267)	265
Deferred compensation - employee stock ownership plans and other	308	200	108
Noncontrolling interest	49,938	48,343	1,595

Total equity	85,908	86,912	(1,004)

Total Liabilities and Equity	$ 230,461	$ 220,005	$ 10,456

Verizon – Selected Financial and Operating Statistics

Unaudited	12/31/11	12/31/10

Total debt (in millions)	$ 55,152	$ 52,794
Net debt (in millions)	$ 41,790	$ 46,126
Net debt / Adjusted EBITDA (1)	1.2x	1.3x
Common shares outstanding end of period (in millions)	2,834	2,827
Total employees	193,900	194,400
Cash dividends declared per common share	$ 0.5000	$ 0.4875

Footnotes:

(1)	The adjusted EBITDA excludes the effects of non-recurring or non-operational items.

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/11	12 Mos. Ended 12/31/10	$ Change

Cash Flows From Operating Activities
Net Income	$10,198	$10,217	$(19)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,496	16,405	91
Employee retirement benefits	7,426	3,988	3,438
Deferred income taxes	(223)	3,233	(3,456)
Provision for uncollectible accounts	1,026	1,246	(220)
Equity in earnings of unconsolidated businesses, net of dividends received	36	2	34
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,279)	202	(2,481)
Other, net	(2,900)	(1,930)	(970)

Net cash provided by operating activities	29,780	33,363	(3,583)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(16,244)	(16,458)	214
Acquisitions of licenses, investments and businesses, net of cash acquired	(2,018)	(1,438)	(580)
Proceeds from dispositions	—	2,594	(2,594)
Net change in short-term investments	35	(3)	38
Other, net	977	251	726

Net cash used in investing activities	(17,250)	(15,054)	(2,196)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	11,060	—	11,060
Repayments of long-term borrowings and capital lease obligations	(11,805)	(8,136)	(3,669)
Increase (decrease) in short-term obligations, excluding current maturities	1,928	(1,097)	3,025
Dividends paid	(5,555)	(5,412)	(143)
Proceeds from sale of common stock	241	—	241
Proceeds from access line spin-off	—	3,083	(3,083)
Other, net	(1,705)	(2,088)	383

Net cash used in financing activities	(5,836)	(13,650)	7,814

Increase in cash and cash equivalents	6,694	4,659	2,035
Cash and cash equivalents, beginning of period	6,668	2,009	4,659

Cash and cash equivalents, end of period	$13,362	$6,668	$6,694

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/11	3 Mos. Ended 12/31/10	% Change	12 Mos. Ended 12/31/11	12 Mos. Ended 12/31/10	% Change

Operating Revenues
Retail service	$14,562	$13,513	7.8	$56,660	$53,308	6.3
Other service	544	680	(20.0)	2,497	2,321	7.6

Service	15,106	14,193	6.4	59,157	55,629	6.3

Equipment	2,215	1,126	96.7	7,457	4,418	68.8
Other	933	829	12.5	3,540	3,360	5.4

Total Operating Revenues	18,254	16,148	13.0	70,154	63,407	10.6

Operating Expenses
Cost of services and sales	6,707	4,817	39.2	24,086	19,245	25.2
Selling, general & administrative expense	5,167	4,596	12.4	19,579	18,082	8.3
Depreciation and amortization expense	2,045	1,881	8.7	7,962	7,356	8.2

Total Operating Expenses	13,919	11,294	23.2	51,627	44,683	15.5

Operating Income	$4,335	$4,854	(10.7)	$18,527	$18,724	(1.1)
Operating Income Margin	23.7%	30.1%		26.4%	29.5%

Segment EBITDA	$6,380	$6,735	(5.3)	$26,489	$26,080	1.6
Segment EBITDA Service Margin	42.2%	47.5%		44.8%	46.9%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited	12/31/11	12/31/10	% Change

Connections (000)
Retail postpaid	87,382	83,125	5.1
Retail prepaid	4,785	4,410	8.5

Retail	92,167	87,535	5.3

Wholesale & other connections	16,500	14,711	12.2

Total connections	108,667	102,246	6.3

Unaudited	3 Mos. Ended 12/31/11	3 Mos. Ended 12/31/10	% Change	12 Mos. Ended 12/31/11	12 Mos. Ended 12/31/10	% Change

Net Add Detail (1) (000)
Retail postpaid	1,207	872	38.4	4,252	2,529	68.1
Retail prepaid	252	(69)	*	372	(552)	*

Retail	1,459	803	81.7	4,624	1,977	*

Wholesale & other connections	(490)	338	*	1,664	3,540	(53.0)

Total connections	969	1,141	(15.1)	6,288	5,517	14.0

Churn Detail
Retail postpaid	0.94%	1.01%		0.95%	1.02%
Retail	1.23%	1.37%		1.26%	1.38%

Revenue & ARPU Statistics
Total data revenues (in millions)	$ 6,278	$ 5,268	19.2	$ 23,646	$ 19,550	21.0
Retail postpaid data ARPU	$ 22.76	$ 19.91	14.3	$ 21.70	$ 18.78	15.5
Total data as a % of service revenues	41.6%	37.1%		40.0%	35.1%
Retail service ARPU	$ 53.14	$ 51.79	2.6	$ 52.69	$ 51.51	2.3
Retail postpaid ARPU	$ 54.80	$ 53.45	2.5	$ 54.34	$ 53.14	2.3

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones sold	70.3%	49.3%		62.6%	42.0%
Total Smartphone postpaid phone base				43.5%	28.1%
Total Internet postpaid base				8.1%	7.0%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,787	$ 2,233	(20.0)	$ 8,973	$ 8,438	6.3

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/11	3 Mos. Ended 12/31/10	% Change	12 Mos. Ended 12/31/11	12 Mos. Ended 12/31/10	% Change

Operating Revenues
Consumer retail	$3,429	$3,385	1.3	$13,606	$13,419	1.4
Small business	684	700	(2.3)	2,731	2,837	(3.7)

Mass Markets	4,113	4,085	0.7	16,337	16,256	0.5

Strategic services	1,990	1,735	14.7	7,607	6,602	15.2
Other	1,939	2,142	(9.5)	8,015	8,714	(8.0)

Global Enterprise	3,929	3,877	1.3	15,622	15,316	2.0

Global Wholesale	1,938	2,098	(7.6)	7,973	8,746	(8.8)
Other	159	229	(30.6)	750	909	(17.5)

Total Operating Revenues	10,139	10,289	(1.5)	40,682	41,227	(1.3)

Operating Expenses
Cost of services and sales	5,511	5,608	(1.7)	22,158	22,618	(2.0)
Selling, general & administrative expense	2,213	2,267	(2.4)	9,107	9,372	(2.8)
Depreciation and amortization expense	2,115	2,161	(2.1)	8,458	8,469	(0.1)

Total Operating Expenses	9,839	10,036	(2.0)	39,723	40,459	(1.8)

Operating Income	$300	$253	18.6	$959	$768	24.9
Operating Income Margin	3.0%	2.5%		2.4%	1.9%

Segment EBITDA	$2,415	$2,414	—	$9,417	$9,237	1.9
Segment EBITDA Margin	23.8%	23.5%		23.1%	22.4%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	12/31/11	12/31/10	% Change

Connections (000)
FiOS Video Subscribers	4,173	3,472	20.2
FiOS Internet Subscribers	4,817	4,082	18.0
FiOS Digital Voice residence connections	1,884	817	*

FiOS Digital connections	10,874	8,371	29.9

HSI and other	3,853	4,310	(10.6)
Total Broadband connections	8,670	8,392	3.3
Primary residence switched access connections	9,906	11,757	(15.7)
Primary residence connections	11,790	12,574	(6.2)

Total retail residence voice connections	12,626	13,616	(7.3)
Total voice connections	24,137	26,001	(7.2)

Unaudited	3 Mos. Ended 12/31/11	3 Mos. Ended 12/31/10	% Change	12 Mos. Ended 12/31/11	12 Mos. Ended 12/31/10	% Change

Net Add Detail (000)
FiOS Video Subscribers	194	182	6.6	701	722	(2.9)
FiOS Internet Subscribers	201	197	2.0	735	796	(7.7)
FiOS Digital Voice residence connections	424	145	*	1,067	798	33.7

FiOS Digital connections	819	524	56.3	2,503	2,316	8.1

HSI and other	(103)	(145)	(29.0)	(457)	(564)	(19.0)
Total Broadband connections	98	52	88.5	278	232	19.8
Primary residence switched access connections	(550)	(396)	38.9	(1,851)	(1,886)	(1.9)
Primary residence connections	(126)	(251)	(49.8)	(784)	(1,088)	(27.9)

Total retail residence voice connections	(183)	(303)	(39.6)	(990)	(1,349)	(26.6)
Total voice connections	(382)	(543)	(29.7)	(1,864)	(2,322)	(19.7)

Revenue & ARPU Statistics
Consumer ARPU	$ 96.43	$ 88.85	8.5	$ 93.07	$ 85.24	9.2
FiOS revenues (in millions)	$ 2,216	$ 1,875	18.2	$ 8,293	$ 6,904	20.1
Strategic services as a % of total Enterprise revenues	50.6%	44.8%		48.7%	43.1%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,632	$ 2,171	(24.8)	$ 6,399	$ 7,269	(12.0)

Wireline employees (000)				91.8	92.3
FiOS Internet Open for Sale (000)				13,585	12,786
FiOS Internet penetration				35.5%	31.9%
FiOS Video Open for Sale (000)				13,250	12,388
FiOS Video penetration				31.5%	28.0%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Reconciliations – Verizon

Adjusted Operating Revenue

(dollars in millions)

Unaudited	12 Months Ended 12/31/10	12 Months Ended 12/31/11

Consolidated Operating Revenues	$106,565	$110,875
Less: Impact of divested operations	2,407	—
Add: Deferred revenue adjustment	268	—

Consolidated Adjusted Operating Revenues	$104,426	$110,875

Y/Y % Change		6.2%

Adjusted EBITDA

(dollars in millions)

Unaudited	12 Months Ended 12/31/10	12 Months Ended 12/31/11

Verizon Consolidated EBITDA
Consolidated net income	$10,217	$10,198
Add/subtract non-operating items:
Provision for income taxes	2,467	285
Interest expense	2,523	2,827
Other (income) and expense, net	(54)	14
Equity in earnings of unconsolidated business	(508)	(444)

Operating Income	14,645	12,880
Add: Depreciation and amortization expense	16,405	16,496

Consolidated EBITDA	$31,050	$29,376

Other Items (Before Tax)
Merger Integration & Acquisition Related Charges	765	—
Access Line Spin-Off Related Charges	407	—
Impact of Divested Operations	(1,168)	—
Severance, Pension, and Benefit Charges	3,054	5,954
Deferred Revenue Adjustment	268	—

	3,326	5,954

Consolidated Adjusted EBITDA	$34,376	$35,330

Verizon Communications Inc.

Reconciliations – Verizon

Adjusted EPS

Unaudited	3 Months Ended 12/31/10	3 Months Ended 12/31/11	12 Months Ended 12/31/10	12 Months Ended 12/31/11

Earnings Per Share, Reported	$0.93	$(0.71)	$0.90	$0.85
Merger Integration & Acquisition Related Charges	0.05	—	0.14	—
Access Line Spin-Off Related Charges	—	—	0.12	—
Severance, Pension, and Benefit Charges	(0.44)	1.20	0.67	1.27
Medicare Part D Subsidy Charges	—	—	0.34	—
Deferred Revenue Adjustment	—	—	0.03	—
Impact of Divested Operations	—	—	(0.13)	—
Extinguishment of Debt	—	0.03	—	0.03

Adjusted EPS	$0.54	$0.52	$2.08	$2.15

Note:  EPS may not add due to rounding.

Free Cash Flow

(dollars in millions)

Unaudited	12 Months Ended 12/31/11

Net cash provided by operating activities	$29,780
Less: Capital expenditures	16,244

Free Cash Flow	$13,536

Verizon Communications Inc.

Reconciliations – Segments

Verizon Wireless

(dollars in millions)

Unaudited	3 Months Ended 12/31/10	3 Months Ended 12/31/11	12 Months Ended 12/31/10	12 Months Ended 12/31/11

Verizon Wireless Segment EBITDA
Operating income	$4,854	$4,335	$18,724	$18,527
Add: Depreciation and amortization expense	1,881	2,045	7,356	7,962

Verizon Wireless Segment EBITDA	$6,735	$6,380	$26,080	$26,489

Verizon Wireless total operating revenues	$16,148	$18,254	$63,407	$70,154

Verizon Wireless service revenues	$14,193	$15,106	$55,629	$59,157

Verizon Wireless operating income margin	30.1%	23.7%	29.5%	26.4%

Verizon Wireless Segment EBITDA service margin	47.5%	42.2%	46.9%	44.8%

Wireline

(dollars in millions)

Unaudited	3 Months Ended 12/31/10	3 Months Ended 9/30/11	3 Months Ended 12/31/11

Wireline Segment EBITDA
Operating income	$253	$53	$300
Add: Depreciation and amortization expense	2,161	2,119	2,115

Wireline Segment EBITDA	$2,414	$2,172	$2,415

Total operating revenues	$10,289	$10,149	$10,139

Wireline operating income margin	2.5%	0.5%	3.0%

Wireline Segment EBITDA margin	23.5%	21.4%	23.8%